Exhibit 99.1

SCHEDULE I

Transactions in the Securities of the Issuer During the Past Sixty Days

Name	Date	Price per Share[1]	Number of Shares Purchased/(Sold)
Galvanic	5/12/2026	$18.97[2]	400

1 Price per Share does not include any brokerage commissions or service charges. Where weighted average price is used for the reported transactions, the Reporting Persons undertake to provide upon request by the SEC, full information regarding the number of Shares purchased or sold at each separate price.

2 A weighted average price based on prices ranging from $18.93 to $19.00.